THIRD AMENDED SCHEDULE A

To the Transfer Agency and Services

Agreement FUND LIST

The following series of the Trust are advised by J.O. Hambro Capital Management Limited (the “Adviser”) as a series as now in existence and listed below, as well as such additional series as may be established by the Trust from time to time and advised by the adviser (each series a “Fund” and collectively, the “Funds”:

FUND NAME(S)

JOHCM International Select Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Global Equity Fund

JOHCM International Small Cap Equity Fund

JOHCM Asia Ex-Japan Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM US Small Mid Cap Equity Fund

JOHCM International Opportunities Fund

As of September 14, 2016

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Dina Tantra	By:	/s/ Scott Denning
Name: Dina Tantra		Name: Scott Denning
Title: President		Title: Senior Vice President